EXHIBIT 10.02

PO Box 7850
Mountain View, CA 94039-7850

May 10, 2005

Brad Smith

Dear Brad:

On behalf of the Intuit team, congratulations on your promotion to the position of Senior Vice President/General Manager, QuickBooks.

The terms of your employment as a result of your promotion are as follows:

START DATE/WORKPLACE

Beginning May 5, 2005, the effective date of your promotion, you assumed the title and responsibilities of Senior Vice President/General Manager, QuickBooks. In connection with this promotion, you will begin to work from Intuit’s Mountain View office.

BASE COMPENSATION

Your base salary will be increased to $500,000 from $375,000 per year in accordance with Intuit’s payroll procedures.

ANNUAL CASH INCENTIVE BONUS PROGRAM PARTICIPATION

You will continue to be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”) and your bonus target will remain at 60% of your base salary. However, for fiscal 2005, your IPI payment will be at least $400,000, provided you are employed on the date Intuit pays the fiscal 2005 IPI payments. Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the date the IPI payment is made. The actual amount of your awards under the IPI, will be determined in accordance with the terms and conditions outlined in the IPI plan document.

EQUITY

You will be granted a nonqualified stock option to purchase 100,000 shares of Common Stock of Intuit Inc. These options will be granted to you in accordance with Intuit’s standard monthly option grant process (on the seventh business day of the month following the date of your promotion). The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of grant. The options will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan. The options will vest over three years with 33-1/3% of the option shares vesting twelve months from your Start Date, and as to an additional 2.778% of the option shares vesting monthly thereafter for the next two years, provided you remain employed on the vesting date. The option will have a maximum term of seven years.

OTHER BENEFITS

Your health insurance, 401(k), employee stock purchase plan, vacation accrual and eligibility for other benefits generally offered to all Intuit executives of similar rank and status remain unchanged.

PERFORMANCE/SALARY REVIEWS

Performance reviews are conducted at least once per fiscal year. Intuit will conduct your salary review at the same time other executive salary reviews are conducted. Salary reviews are conducted at least once per fiscal year.

RELOCATION AND HOUSING ASSISTANCE BENEFITS

To assist in your move to the Mountain View office from the San Diego office, you will be eligible for the standard executive relocation benefits under Intuit’s Relocation Policy plus an additional one month’s salary. If you voluntarily resign from Intuit within 12 months following your promotion date, you must reimburse Intuit for a prorated amount of the amount of all relocation benefits paid to you or on your behalf. To determine the amount to be repaid, Intuit will reduce the gross amount paid to or on behalf of you by one-twelfth (1/12) for every complete month of service after your promotion date.

In addition to the foregoing, after you have relocated to Mountain View, California and assessed the housing market you and Intuit will negotiate in good faith an agreement on additional housing assistance. The terms of that agreement are subject to the approval of Intuit’s Compensation and Organizational Development Committee.

CONFIDENTIALITY

You remain subject to the Employee Invention Assignment and Confidentiality Agreement you signed when you commenced employment with Intuit to protect Intuit’s confidential information and intellectual property. This Agreement also contains non-solicitation provisions.

EMPLOYMENT AT WILL

This letter also confirms the understanding that your employment at Intuit is at the mutual consent of you and Intuit, and is at will in nature and can be terminated at anytime by yourself or Intuit.

ENTIRE AGREEMENT

This agreement, including your Employee Invention Assignment and Confidentiality Agreement and any indemnification agreement you have with the Company, represents the entire agreement between us concerning the subject matter of your employment by Intuit and entirely supplants the terms and conditions of the employment offer letter between you and Intuit that was accepted by you on February 7, 2003. You agree to abide by the policies of the Company, as they may be in effect from time to time, including but not limited to, the Insider Trading Policy and Business Conduct Guidelines.

Please review these terms and make sure they are consistent with your understanding. If so, please indicate your acceptance of the terms of this agreement by signing and dating this letter.

If you have any questions, please feel free to call me. Brad, we look forward to your continuing success with Intuit in this new capacity.

Very truly yours,

/s/ STEVE BENNETT	/s/ BRAD SMITH

Steve Bennett	Brad Smith
President and Chief Executive Officer,	Accepted May 10, 2005:
Intuit Inc.

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